Exhibit (a)(1)(N)

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WEBMD HEALTH CORP. ANNOUNCES FINAL

RESULTS OF ITS TENDER OFFER

NEW YORK, NY (April 10, 2012) — WebMD Health Corp. (Nasdaq: WBMD) announced today the final results of its tender offer to repurchase up to $150 million of its common stock through a modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Tuesday, April 3, 2012.

WebMD accepted for purchase 5,769,230 shares of its common stock, including all “odd lots” properly tendered, at a purchase price of $26.00 per share, for an aggregate cost of $150 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 10.15% of WebMD’s outstanding common stock (including shares of unvested restricted stock) prior to completion of such purchase. Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, approximately 18.0 million shares of WebMD common stock were properly tendered and not withdrawn and not excluded because tendered conditionally. WebMD has been informed by the Depositary that, after giving effect to the priority for “odd lots,” the final pro-ration factor is approximately 32%.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

After giving effect to the purchase of shares in the tender offer, WebMD expects to have approximately 51,055,600 shares of its common stock outstanding (including approximately 976,500 shares of unvested restricted stock), based on shares outstanding as of April 5, 2012.

The Information Agent for the tender offer is Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS

THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.